Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MCEWEN MINING INC.

Pursuant to Section 7-110-103 of the Colorado Business Corporation Act, McEwen Mining Inc., a Colorado corporation (the “Corporation”), adopts the following Articles of Amendment to its Second Amended and Restated Articles of Incorporation and hereby certifies as follows:

1.	The name of the Corporation is MCEWEN MINING INC.

2.	The board of directors of the Corporation duly approved the following amendment to the Second Amended and Restated Articles of Incorporation and recommended it for approval by the shareholders of the Corporation on April 16, 2021 and the shareholders of the Corporation duly approved said amendment on June 28, 2021.

3.	Article IV, Section A of the Second Amended and Restated Articles of Incorporation is hereby deleted in its entirety and restated as follows:

A.            Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 675,000,002 shares, of which (i) 675,000,000 shares, no par value, shall be Common Stock and (ii) two shares, no par value, shall be Preferred Stock. The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance.

4.	The remainder of the Second Amended and Restated Articles of Incorporation, as previously amended, shall remain unchanged and in full force and effect.

5.	The effective date of these Articles of Amendment shall be the date of filing with the Colorado Secretary of State.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment this 28 day of June 2021.

MCEWEN MINING INC.

By:	/s/ Carmen Diges
Name:	Carmen Diges
Title:	General Counsel and Secretary

Signature Page to Articles of Amendment